Exhibit 10.4

Supplemental Royalty Compensation Agreement

This Supplemental Royalty Compensation Agreement (“Agreement”), made effective as of the 7th day of August, 2003 (“Effective Date”), is by and between Mannatech, Incorporated, a Texas corporation having a principal place of business in Coppell, Texas (“Mannatech”) and Dr. Bill H. McAnalley (“McAnalley”), a Texas resident currently residing at 4921 Carrier Parkway, Grand Prairie, Texas 75052.

WHEREAS, Mannatech and McAnalley are entering into a comprehensive employment agreement (“Employment Agreement”), concurrently executed herewith, and having an effective date the same as the Effective Date; and

WHEREAS, the Employment Agreement provides, inter alia, that McAnalley is to receive a bonus from Mannatech (“Royalty Bonus”) which will depend upon the volume of certain products actually sold by Mannatech, in accordance with the terms and conditions of this Agreement; and

WHEREAS, it is the intention of this Agreement to define the terms and conditions by which McAnalley will be entitled to receive such Royalty Bonus;

NOW, THEREFORE, for and in consideration of the premises, the amounts and benefits received and to be received pursuant to the Employment Agreement, and the mutual covenants and promises contained herein, the parties hereto have agreed and do hereby agree as follows:

ARTICLE I.

Royalty

A. Subject to the conditions hereinafter recited, Mannatech shall pay and deliver to McAnalley the Royalty Bonus in an amount of three tenths of one percent (.003) of the Finished Product Sales (as defined hereinafter) for Royalty Bearing Products (as defined hereinafter), which exceed, for any fiscal year, an Initial Sales Level (as defined hereinafter).

B. The term “Finished Product Sales,” as used herein, shall mean and refer to net finished product sales actually made, excluding shipping charges and governmental sales taxes and other miscellaneous charges, for which payment has been received by Mannatech, as reported in Mannatech’s Product Analysis contained in its internal financial reports. The term “Royalty Bearing Products,” as used herein, shall mean and refer to (i) all of the type of finished products sold by Mannatech during the fiscal year ending December 31, 2002, and (ii) all other type of finished products sold by Mannatech after December 31, 2002 for which McAnalley is (or while employed by Mannatech, was) the principal inventor or director; provided, however, that Royalty Bearing Products shall not, in any event, include pack sales and MPM materials, irrespective of whether McAnalley is or is not the principal inventor thereof. The term “Initial Sales Level,” as used herein, shall mean and refer to the total sales of finished products by Mannatech during the fiscal year ending December 31, 2002, which sales the parties agree are to be deemed to be approximately at One Hundred Five Million Three Hundred Eighty-three Thousand Dollars ($105,383,000).

C. During McAnalley’s employment, royalties provided for under this Agreement shall be payable annually, and shall be payable quarterly following termination of McAnalley’s employment, subject to the following procedure. Commencing with the Effective Date of this Agreement and thereafter during the term of this Agreement, Mannatech shall, within thirty (30) days after filing of its Form 10Q with the SEC after the end of each quarterly period of its then current fiscal year, furnish to McAnalley written statements specifying (i) the total Finished Product Sales of Royalty Bearing Products for the preceding quarter, and (ii) the total Finished Product Sales of finished products sold by Mannatech during the corresponding quarter during 2002.

D. At the end of the fiscal year, during his employment, and during the term of this Agreement, if McAnalley so elects under section 3.2 of the Employment Agreement, Mannatech will issue a check, if due, in payment of royalties hereunder in an amount equal to three-tenths of one percent (.003) of the Finished Product Sales for Royalty Bearing Products that exceed, for any fiscal year, the Initial Sales Level. Following the termination of McAnalley’s employment, and during the term of this Agreement, the royalty payments shall be paid quarterly based upon the increase over reported 2002 quarterly sales for the corresponding quarter. Adjustments shall be made quarterly and/or at the end of the fiscal year with respect to any quarterly sales less than the sales for the corresponding quarter of 2002.

E. Mannatech shall keep full, clear and accurate records with respect to products upon which royalty is to be paid hereunder, and McAnalley shall have the right through an accredited representative to examine and audit, upon reasonable notice and not more frequently than annually, all at McAnalley’s expense, all such records and accounts as may contain information bearing upon the amount of royalty payable to him under this Agreement. Should such audit reflect a deficiency of more than five percent (5%) of royalties actually due to McAnalley, Mannatech shall pay such deficiency as well as reimburse McAnalley for his reasonable accredited representative audit fee.

F. Notwithstanding anything contained herein, McAnalley shall not be entitled to any royalty compensation for any fiscal year he elects to receive the executive bonus provided in Section 3.2 of the Employment Agreement, for that year.

ARTICLE II.

Term

A. This Agreement, including Mannatech’s obligation to pay royalties hereunder, shall commence on the Effective Date, continue during the time that McAnalley is employed full-time with Mannatech (or any wholly owned affiliate or subsidiary of Mannatech), and for ten (10) years thereafter, unless sooner terminated or expiring, in whole or part, in accordance with any of the following provisions:

(1) at the option of Mannatech, by giving McAnalley thirty (30) days advance written notice, in the event that McAnalley (i) engages in a Competitive Activity (as defined hereinafter), or (ii) is in violation of Section 6 of the Employment Agreement, or (iii) disparages Mannatech, its management, or its products; or

(2) at the option of Mannatech, by reason of the major breach by McAnalley of any of his obligations under this Agreement; provided, however, that such termination shall not be effective until the expiration of sixty (60) days of written notice from Mannatech to McAnalley of Mannatech’s intent to so-terminate this Agreement, during which period McAnalley may remedy such breach and avoid such termination; or

(3) upon the mutual written agreement of Mannatech and McAnalley;

B. In the event of McAnalley’s death during the ten (10) year term as contemplated hereby, royalties shall be payable to his surviving spouse or trust for any remaining part of the ten (10) year term.

C. The term “Competitive Activity”, for purposes of this Agreement, shall mean and refer to any of the following:

(a)	McAnalley becoming associated with, employed by, financially interested in, or a spokesman for any business operation which engages in any network marketing, direct selling or multi-level business or whose products compete with those of Mannatech; or

(b)	McAnalley soliciting, attempting to solicit, or otherwise inducing any customer, Associate, individual, or entity (“Person”) with whom he has had contact with during the term of the Agreement or the twelve months preceding the Agreement, to avoid, reduce or terminate such Person’s business relationship with Mannatech.

Provided, however, that only after McAnalley’s employment with Mannatech ceases, he may develop a competitive consumer-targeted prescription drug, that is to be sold only through methods other than by network marketing, as an exception to a Competitive Activity.

ARTICLE III.

Dispute Resolution

Should any dispute arise under this Agreement, including but not limited to the amount of royalties due and payable to McAnalley, the parties shall, in good faith, attempt to negotiate and resolve such dispute. In the event that the dispute cannot be resolved between the parties, the dispute shall then be submitted for mediation before a mediator to whom the parties may agree upon; or in the absence of such agreement, by a mediator chosen by Judicial Arbitration and Mediation Services (JAMS) located in Dallas, Texas. Should mediation not resolve the dispute, then arbitration, including the right to invoke injunctive relief and any emergency relief or measures provided for, shall be the exclusive remedy for any and all disputes, claims or controversies, whether statutory, contractual or otherwise, between Mannatech and McAnalley concerning any obligation or right under this Agreement. In the event either party provides a Notice of Arbitration of Dispute to the other party, the parties hereto agree to submit such dispute or controversy, whether statutory or otherwise, to an arbitrator or arbitrators selected from a panel of arbitrators of the Judicial Arbitration & Mediation Services located in Dallas, Texas. The action will be governed by the JAMS Comprehensive Arbitration Rules and

Procedures in effect at the time the action was commenced. In any arbitration proceeding conducted subject to these provisions, all statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding hereunder. In any arbitration proceeding conducted subject to these provisions, the arbitrator(s) is/are specifically empowered to decide any question pertaining to limitations, and may do so by documents or by a hearing, in his or her sole discretion. In this regard, the arbitrator may authorize the submission of pre-hearing motions similar to a motion to dismiss or for summary adjudication for the purposes of consideration this matter. The arbitrator’s decision will be final and binding upon the parties. The parties further agree to abide by and perform any award rendered by the arbitrator. The prevailing party in such proceeding shall be entitled to record and have awarded its reasonable attorney’s fees, in addition to any other relief to which it may be entitled. In rendering the award, the arbitrator shall state the reasons therefor, including any computations of actual damages or offsets, if applicable.

ARTICLE IV.

Miscellaneous

A. This Agreement, or any interest herein, is freely assignable and transferable by Mannatech. McAnalley has the right to assign and transfer his right to receive royalties hereunder; provided, however, that such right of assignment and transfer shall only be effective with respect to royalties which have accrued; and this Agreement shall not be otherwise signed or transferred by McAnalley without the written consent of Mannatech, which consent shall not be unreasonably withheld.

B. To the extent assignment and transfer is permitted hereunder, this Agreement and the terms and provisions thereof, shall be binding upon an inure to the benefit of the parties hereto, and their respective representatives and assigns.

C. This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof and replaces all prior understandings and agreements among the parties hereto relating to the subject matter hereof. Any modification of this Agreement will be effective only if it is in writing and signed by both parties. However, nothing contained herein shall be deemed to alter the Employment Agreement, but shall be considered an addition thereto.

MANNATECH INCORPORATED

Date: August 7, 2003	By:	/s/ SAMUEL L. CASTER
Print Name:Samuel L. Caster Title: Chief Executive Officer

Date: August 7, 2003		/s/ DR. BILL H. MCANALLEY
Dr. Bill H. McAnalley

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